Exhibit 5.1

faegredrinker.com

Faegre Drinker Biddle & Reath LLP

March 21, 2024

Spire Global, Inc.

8000 Towers Crescent Drive, Suite 1100

Vienna, Virginia 22182

Ladies and Gentlemen:

We have acted as counsel to Spire Global, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a prospectus supplement dated March 21, 2024 (the “Prospectus Supplement”) to the Prospectus dated September 26, 2022 (together, the “Prospectus”), relating to the offer and sale by the Company, pursuant to that certain Securities Purchase Agreement dated March 21, 2024 (the “Securities Purchase Agreement”), by and among the Company and the purchasers identified on the signature pages thereto, of (a) an aggregate of 2,142,858 shares (the “Shares”) of the Company’s Class A common stock, $0.0001 par value per share (the “Common Stock”), (b) warrants to purchase an aggregate of 2,142,858 shares of Common Stock (the “Warrants”), and (c) an aggregate of 2,142,858 shares of Common Stock issuable from time to time upon exercise of the Warrants (the “Warrant Shares”). The Prospectus forms a part of the Company’s registration statement on Form S-3 (File No. 333-267413) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Shares, Warrants and Warrant Shares are collectively referred to hereinafter as the “Securities.” The Securities are to be sold by the Company as described in the Registration Statement, the Prospectus, and the Securities Purchase Agreement.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K.

In this capacity, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the Registration Statement and Prospectus, (ii) the Securities Purchase Agreement, (iii) the form of Warrant attached as an exhibit to the Securities Purchase Agreement, (iv) the Company’s Certificate of Incorporation, as amended to date, (v) the Company’s By-laws, as amended to date, and (vi) the proceedings taken by the Company in connection with the authorization of the Securities. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company, without any independent verification thereof. We have also examined such laws as we have deemed relevant as a basis for our opinions hereinafter set forth.

In rendering the opinions set forth below, we have relied, without investigation, upon the following assumptions: (i) natural persons who are involved on behalf of the Company have sufficient legal capacity to enter into and perform, on behalf of the Company, the transaction in question and to carry out their role in the transaction; (ii) each party to agreements or instruments relevant hereto other than the Company has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce such agreements or instruments against the Company; (iii) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document, including electronic signatures, are genuine; (iv) all statutes, judicial and administrative decisions, and rules and regulations of governmental agencies, constituting the law of any relevant jurisdiction, are publicly available to lawyers practicing in the jurisdictions the laws of which are addressed by this opinion letter; (v) all relevant statutes, rules, regulations or agency actions are constitutional and valid unless a reported decision in the relevant jurisdiction has specifically addressed but not resolved, or has established, its unconstitutionality or invalidity; (vi) there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence; (vii) the conduct of the parties to or having rights under any instrument or agreement relevant hereto has complied with any requirement of good faith, fair dealing and conscionability; (viii) there are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of dealing among the parties that would, in either case, define, supplement or qualify the agreements or instruments relevant hereto; and (ix) the accuracy, truthfulness and completeness of all public records of the Company and of all information, representations and warranties contained in the agreements, documents, instruments, certificates and records we have reviewed.

Based upon and subject to the foregoing and the other qualifications, assumptions and limitations stated herein, we are of the opinion that:

1. All necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of the Shares, and upon payment therefor and issuance and delivery thereof in accordance with the Securities Purchase Agreement, including the book entry registration and issuance thereof by the Company’s transfer agent and registrar, the Shares will be validly issued, fully paid and non-assessable.

2. Provided that the Warrants have been duly executed and delivered by the Company to the purchasers thereof against payment therefor as provided in resolutions adopted by the Company’s board of directors and its pricing committee, and in the Securities Purchase Agreement, the Registration Statement and the Prospectus, the Warrants will be valid and binding obligations of the Company, except as the same may be limited by applicable bankruptcy, insolvency, voidable transactions, fraudulent conveyance, fraudulent transfer, reorganization, moratorium, assignment for the benefit of creditors and other laws now or hereafter in effect relating to or affecting creditors’ rights generally and equitable principles of general applicability (regardless of whether considered in a proceeding in equity or at law).

3. All necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of the Warrant Shares, and following (i) execution and delivery by the Company of the Warrants to the purchasers thereof pursuant to the terms of the Securities Purchase Agreement, (ii) receipt by the Company of the consideration for the Warrants specified in the resolutions of the Company’s board of directors or its pricing committee, and (iii) exercise of the Warrants pursuant to their terms, receipt by the Company of the exercise price for the Warrant Shares as specified in the Warrants and issuance of the Warrant Shares thereunder, including the book entry registration and issuance thereof by the Company’s transfer agent and registrar, the Warrant Shares will be validly issued, fully paid, and nonassessable.

Without limiting any other qualifications set forth herein, the opinion expressed herein regarding the enforceability of the Warrants is subject to the effect of generally applicable laws that (i) provide for the enforcement of oral waivers or modifications where a material change of position in reliance thereon has occurred or provide that a course of performance may operate as a waiver; (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected; (iii) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of or contribution to a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct or unlawful conduct or to the extent such provisions are contrary to public policy; (iv) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange; (v) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees and other costs; (vi) may permit a party who has materially failed to render or offer performance required by a contract to cure that failure unless either permitting a cure would unreasonably hinder the aggrieved party from making substitute arrangements for performance or it is important under the circumstances to the aggrieved party that performance occur by the date stated in the contract; (vii) may limit the enforceability of provisions for the payment of premiums upon mandatory prepayment to the extent any such payment constitutes, or is deemed to constitute, a penalty or forfeiture; (viii) may require mitigation of damages; (ix) provide a time limitation after which a remedy may not be enforced (i.e., statutes of limitation); and (x) limit the enforceability of provisions of instruments or agreements that purport to require waiver of the obligations of good faith, fair dealing, diligence and reasonableness.

We express no opinion as to the enforceability or effect in the Warrants of (i) any agreement to submit to the jurisdiction of any particular court or other governmental authority (either as to personal jurisdiction or subject matter jurisdiction), any provision restricting access to courts (including without limitation agreements to arbitrate disputes), any waivers of the right to jury trial, any waivers of service of process requirements that would otherwise be applicable, any agreement that a judgment rendered by a court in one jurisdiction may be enforced in another jurisdiction, or any provision otherwise affecting the jurisdiction or venue of courts; (ii) any provision waiving legal, statutory or equitable defenses or other procedural, judicial or substantive rights; or (iii) any provision that authorizes one party to act as attorney-in-fact for another party.

With respect to our opinion regarding the Warrant Shares, we express no opinion to the extent that future issuances of securities of the Company, including the Warrant Shares, and/or antidilution adjustments to outstanding securities of the Company, including the Warrants, may cause the Warrants to be exercisable for more shares of Common Stock than the number that then remain authorized but unissued. Further, we have assumed the Exercise Price (as defined in the Warrants) will not be adjusted to an amount below the par value per share of the Warrant Shares.

This opinion is limited to the laws of the State of Delaware and, solely with respect to opinion paragraph 2, the laws of the State of New York. We express no opinion as to any other matters, including without limitation any matters relating to the securities or blue sky laws of any jurisdiction or any rules or regulations thereunder, and no opinion may be inferred or implied beyond that expressly stated herein. In addition, we express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof, including, without limitation, the enforceability of the governing law provision contained in the Warrants.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on March 21, 2024 and thereby incorporated by reference into the Registration Statement and the Prospectus and to the reference to us under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

This opinion letter is given as of the date hereof, and we assume no responsibility for updating this opinion letter or the opinions or statements set forth herein to take into account any event, action, interpretation or change in facts or law occurring subsequent to the date hereof that may affect the validity of any of such opinions or statements.

Very truly yours,

FAEGRE DRINKER BIDDLE & REATH LLP

/s/ Faegre Drinker Biddle & Reath LLP